Exhibit 3.6

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is	Ladder Capital Finance Corporation

                                                                                                                                                                                                                  .

•	Second: The address of its registered office in the State of Delaware is: 1209 Orange Street, Wilmington, 19801. The name of its Registered agent at such address is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 100 shares (number of authorized shares) with a par value of $0.01 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name	Pamela McCormack

Mailing Address	Ladder Capital Finance LLC, 345 Park Avenue, 8th Floor
	New York, NY	Zip Code	10154

•

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 22nd day of August, A.D. 2012.

BY:	/s/ Pamela McCormack
(Incorporator)

NAME:	Pamela McCormack
(type or print)